UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2020

VILLAGE FARMS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Canada	001-38783	98-1007671
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employee Identification No.)

4700-80th Street

Delta, British Columbia, Canada

V4K 3N3

(Address of Principal Executive Offices) (Zip Code)

(604) 940-6012

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Shares, without par value	VFF	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Acquisition of Remaining Interest in Pure Sunfarms Corp.

On September 8, 2020, Village Farms International, Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with Emerald Health Therapeutics, Inc. (“Emerald”) to purchase from Emerald 36,958,500 common shares in the capital of Pure Sunfarms Corp. (“Pure Sunfarms”), representing 41.3% of the issued and outstanding common shares of Pure Sunfarms and all of the remaining common shares of Pure Sunfarms not held by the Company, for a purchase price of C$79.9 million, subject to certain adjustments (the “Acquisition”). Pursuant to the Purchase Agreement, the closing date for the Acquisition (the “Closing Date”) will occur on the fifth business day following the satisfaction or waiver of all the conditions to the closing of the Purchase Agreement (except for the payment of the purchase price thereunder and those conditions that are to be satisfied on the Closing Date) or such other date as the parties may agree. The Company and Emerald may terminate the Purchase Agreement if the Closing Date has not occurred on or before November 30, 2020. The Company’s management anticipates that the Closing Date will occur during the fourth quarter of 2020.

The Purchase Agreement contains representations and warranties customary for transactions of this nature negotiated between sophisticated purchasers and sellers acting at arm’s length, certain of which are qualified as to materiality and knowledge and subject to reasonable exceptions. Subject to certain exceptions, the representations and warranties of the Company and Emerald in the Purchase Agreement will survive for a period of 18 months from the Closing Date. Certain “fundamental” representations, however, will survive the closing of the Acquisition for a period of six years.

Pursuant to the Purchase Agreement, each of the Company and Emerald have agreed, following closing, to indemnify the other party and its affiliates against any loss arising from a breach of a representation, warranty, or covenant given by the Company or Emerald, respectively, under the Purchase Agreement. The indemnity is subject to certain limitations, including that neither the Company nor Emerald are required to indemnify the other party unless and until losses exceed C$500,000, at which point Village Farms or Emerald, as the case may be, will be entitled to recover the full amount of such losses from the first dollar. The indemnity is also capped at 100% of the purchase price under the Purchase Agreement and no party is liable for any losses resulting from any breach of any representation or warranty in the Purchase Agreement if the party seeking indemnification knew about the inaccuracy or breach before closing.

The closing of the Acquisition is subject to customary closing conditions, including (i) the accuracy in all material respects as of the Closing Date of the representations and warranties of the parties, (ii) the performance in all material respects of all covenants and agreements of the parties, (iii) the absence of any law or change in law that would make the consummation of the Acquisition illegal or otherwise restrain or prohibit closing, (iv) the absence of any proceeding by any person or entity that seeks to enjoin or prohibit the Acquisition, (v) Emerald shareholders having approved the Acquisition, (vi) Pure Sunfarms’ lenders, Village Farms’ lenders and the TSX Venture Exchange having provided their consent to the Acquisition, (vii) dissent rights not having been validly exercised, and not withdrawn, in respect of more than 5% of the issued and outstanding common shares of Emerald, (viii) the voting and support agreements provided in connection with the Acquisition not having been materially breached by any party other than the Company and (ix) delivery by each party of certain documents and agreements in connection with the Acquisition.

The Company and Emerald have given mutual covenants customary for transactions of this nature negotiated between sophisticated purchasers and sellers acting at arm’s length, including mutual covenants to (i) use commercially reasonable efforts to satisfy all closing conditions in the Purchase Agreement and obtain any regulatory approvals or consents and (ii) co-operate in good faith in managing and funding the day to day operations of Pure Sunfarms. Emerald has also agreed to customary covenants in favor of Village Farms to (i) convene a shareholder meeting to approve the Acquisition by October 30, 2020 and (ii) not solicit or participate in negotiations with any other person relating to an alternative transaction proposal regarding the common shares of Pure Sunfarms.

The Purchase Agreement and the transactions covered thereby can be terminated by either party in certain situations, including (i) a breach by the other party of its representations, warranties or covenants that cannot reasonably be cured by the Closing Date, (ii) the written agreement of the parties, (iii) Emerald holding its shareholder meeting and failing to obtain the requisite shareholder approval and (iv) the closing not occurring on or prior to November 30, 2020. The Purchase Agreement can be terminated by the Company in the event that (i) the board of directors of Emerald makes certain changes to its recommendation to its shareholders to approve the Acquisition or (ii) Emerald breaches its obligation not to solicit alternative proposals or fails to hold a shareholders meeting to approve the Acquisition.

In the event of the termination of the Purchase Agreement pursuant to certain specified termination fee events, Emerald has agreed to pay to Village Farms a termination fee in the amount of C$3 million. In the event of the termination of the Purchase Agreement pursuant to certain specified expense reimbursement fee events, Emerald has agreed to pay to Village Farms an expense reimbursement fee of up to C$1 million to be credited against any termination fee that may be payable.

The Company and Emerald will enter into a non-solicitation agreement on the Closing Date pursuant to which Emerald will agree not to solicit or hire any employees of Pure Sunfarms or the Company for a period of three years following the Closing Date, subject to customary exceptions.

The Company and Emerald will also enter into a termination agreement on the Closing Date pursuant to which the shareholders agreement governing the business and affairs of Pure Sunfarms will be terminated and certain intellectual property will be assigned to Pure Sunfarms and licensed to Emerald.

The foregoing description of the Acquisition and Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Registered Direct Offering of Securities

On September 8, 2020, the Company entered into securities purchase agreements (each, a “Securities Purchase Agreement”) with institutional investors pursuant to which the Company agreed to sell a total of 9,396,226 units (each, a “Unit”), with each Unit consisting of one common share in the capital stock of the Company (each, a “Common Share”) and 0.50 of a warrant to purchase one Common Share (each, a “Warrant”). Each Unit is being sold at a public offering price of $5.30 per Unit. The transaction to be effected pursuant to each Securities Purchase Agreement is referred to herein as the “Offering.”

The Warrants included in the Units will initially be exercisable on March 10, 2021, at an exercise price of $5.80 per share, subject to adjustment in certain circumstances, and will expire five years from the date of issuance (subject to the call right provided for in the Warrants). The Common Shares and the Warrants are being offered together, but the securities comprising the Units will be issued separately and will be immediately separable upon issuance.

The Offering is expected to close on or about September 10, 2020, subject to the satisfaction of customary closing conditions. The proceeds to the Company after deducting placement agent fees are expected to be approximately $46.8 million, excluding the proceeds, if any, from the exercise of the Warrants, and prior to deducting estimated offering expenses payable by the Company. The Company intends to use up to $40 million of the net proceeds from the Offering to finance the Acquisition. The remaining net proceeds from the Offering are intended to be used for general working capital. The Offering is being made pursuant to the Company’s existing shelf registration statement on Form S-3 (File No. 333-237792), which was filed with the Securities and Exchange Commission (the “Commission”) on April 22, 2020 and declared effective by the Commission on May 6, 2020.

The representations, warranties and covenants contained in each Securities Purchase Agreement were made solely for the benefit of the parties to the Securities Purchase Agreement. In addition, such representations, warranties and covenants (i) are intended as a way of allocating the risk between the parties to the Securities Purchase Agreement and not as statements of fact, and (ii) may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company. Accordingly, a form of Securities Purchase Agreement is filed with this report only to provide investors with information regarding the terms of transaction, and not to provide investors with any other factual information regarding the Company. Shareholders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Securities Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures.

A.G.P./Alliance Global Partners (the “Placement Agent”) acted as sole placement agent for the Offering pursuant to a placement agency agreement, dated September 8, 2020 (the “Placement Agency Agreement”). Beacon Securities Limited acted as financial advisor for the Offering. Pursuant to the Placement Agency Agreement, the Placement Agent agreed to use commercially reasonable “best efforts” to arrange for the sale of the Units and the Company agreed to pay the Placement Agent a cash fee equal to 6% of the gross proceeds of the Offering. The Placement Agency Agreement contains customary representations, warranties and indemnification by the Company and provides for the reimbursement of up to $100,000 in expenses incurred by the Placement Agent in connection with the Offering.

In addition, the Company and each purchaser entered into a leak-out agreement (each, a “Leak-Out Agreement”) wherein each purchaser (together with certain of its affiliates) agreed, on any trading day from the date of the Leak-Out Agreement until November 10, 2020 (a “Restricted Period”), to not sell, dispose or otherwise transfer, directly or indirectly (including, without limitation, any sales, short sales, swaps or any derivative transactions that would be equivalent to any sales or short positions), Common Shares or any equivalent thereof in an amount greater than 25% of the trading volume of the Common Shares on the Nasdaq Capital Market on such trading day, subject to certain exceptions, during any trading day during the Restricted Period that the price of the Common Shares is less than $5.75 per share.

The foregoing descriptions of the Placement Agency Agreement, the Units, the Warrants, the Securities Purchase Agreement and the Leak-Out Agreement do not purport to be complete and are qualified in its entirety by reference to the full text of the Placement Agency Agreement and the forms of the Warrant, Securities Purchase Agreement and Leak-Out Agreement, which are filed as Exhibits 1.1, 4.1, 10.2 and 10.3, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Title

1.1	Placement Agency Agreement, dated September 8, 2020, among Village Farms International, Inc. and A.G.P./Alliance Global Partners

4.1	Form of Warrant

5.1	Opinion of Torys LLP, dated September 10, 2020

10.1	Purchase Agreement, dated September 8, 2020, between Village Farms International Inc. and Emerald Health Therapeutics Inc.*

10.2	Form of Securities Purchase Agreement among Village Farms International, Inc. and certain investors

10.3	Form of Leak-Out Agreement among Village Farms International, Inc. and certain investors

23.1	Consent of Torys LLP (contained in Exhibit 5.1 above)

99.1	Press Release relating to the Offering, dated September 8, 2020

99.2	Press Release relating to the Acquisition, dated September 8, 2020

*	The schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished to the Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 10, 2020

VILLAGE FARMS INTERNATIONAL, INC.

By:	/s/ Stephen C. Ruffini
Name:	Stephen C. Ruffini
Title:	Executive Vice President and Chief Financial Officer